Exhibit j(2)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in these Post-Effective Amendment Nos. 56 ('33 Act) and 58 ('40 Act) to the Registration Statement Nos. 33-6516 and 811-4707 on Form N-1A of Fidelity Advisor Series II, of our reports each dated December 7, 2001 appearing in the Annual Reports to Shareholders of Fidelity Advisor Floating Rate High Income Fund, Fidelity Advisor Government Investment Fund, Fidelity Advisor High Income Fund, Fidelity Advisor High Yield, and Fidelity Advisor Short-Fixed Income Fund for the year ended October 31, 2001.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information, which are a part of such Registration Statement.

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/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
December 21, 2001